Exhibit 10.6

PLUM CREEK

SUPPLEMENTAL BENEFITS PLAN - PENSION

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2008

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS		2

1.1	Affiliated Companies	2

1.2	Beneficiary	2

1.3	Board	2

1.4	Code	3

1.5	Company	3

1.6	Employee	3

1.7	Employer	3

1.8	ERISA	3

1.9	Participant	3

1.10	Pension Plan	3

1.11	Plan	3

1.12	Plan Administrator	3

1.13	Plan Year	4

1.14	Termination	4

SECTION 2 - ADMINISTRATION		5

2.1	Plan Administrator	5

2.2	Allocation and Delegation of Responsibilities	5

SECTION 3 - PARTICIPATION AND BENEFITS		6

3.1	Participants	6

3.2	Benefits	6

3.3	Time and Form of Payment	6

SECTION 4 - CLAIMS PROCEDURES		7

4.1	Claims Procedures	7

SECTION 5 - GENERAL PROVISIONS		9

5.1	ERISA Exemption	9

5.2	Unfunded Obligation	9

5.3	Corporate Transaction	9

5.4	Notices	9

5.5	Incapacity of Participant or Beneficiary	10

5.6	Nonassignment	10

i

5.7	No Continued Right to Employment	10

5.8	Applicable Law	10

5.9	Attorneys’ Fees	11

5.10	Withholding Taxes	11

5.11	Amendment and Termination	11

APPENDIX A – 2002 OFFICERS		A-1
APPENDIX B – RICK R. HOLLEY		B-1

ii

PREAMBLE

WHEREAS, Plum Creek Timber Company, L.P. adopted this Plum Creek Supplemental Benefits Plan - Pension (hereinafter “Plan”) effective April 1, 1998, to attract and retain exceptional executives by providing retirement benefits to selected officers of outstanding competence; and

WHEREAS, Plum Creek Timberlands, L.P. (“Company”), the successor by operation of law to Plum Creek Timber Company, L.P., wishes to amend and restate the Plan; and

WHEREAS, Internal Revenue Code (“Code”) Section 409A imposed new requirements on nonqualified deferred compensation plans and provided for substantial penalties for noncompliance, generally effective January 1, 2005. Amounts deferred under the Plan after December 31, 2004, are subject to Code Section 409A and the Plan is intended to comply with Code Section 409A. In order to update the Plan to comply with current law and to maintain the intended deferral of compensation and related deferral of income taxation, the Company wishes to amend and restate the Plan, in its entirety, to comply with Code Section 409A, by retroactively amending the Plan as permitted by Notice 2007-78; and

WHEREAS, this restatement is not intended to reflect any benefits for a Participant who Terminated prior to October 3, 2004, because such a Participant is entitled to benefits under the terms of the Plan in effect on the date he or she Terminated, and the Company wishes to clarify that such benefits are not subject to Code Section 409A because they satisfy the requirements of Treasury Regulation Section 1.409A-6, including the requirement that such benefits have not been materially modified after October 3, 2004; and

NOW THEREFORE, the Company does hereby restate and amend the Plan as set forth in the following pages, effective January 1, 2008, except that any change required to comply with Code Section 409A and regulations or rulings issued pursuant thereto shall be effective on the earlier of January 1, 2008, or the latest date in which such change may become effective and comply with such laws.

SECTION 1 - DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Affiliated Companies

“Affiliated Companies” means:

(a)	the Company,

(b)	any other corporation that is a member of a controlled group of corporations that includes the Company (as defined in Code Section 414(b)),

(c)	any other trade or business under common control with the Company (as defined in Code Section 414(c)),

(d)	any other member of an affiliated service group that includes the Company (as defined in Code Section 414(m)); and

(e)	any other business or entity that is treated as a single company with the Company under Code Section 414(o).

1.2	Beneficiary

“Beneficiary” means the person or persons who survives the Participant and who is: (a) for a single Participant, the person designated to be the Beneficiary by the Participant in writing to the Plan Administrator on such form and in such manner as the Plan Administrator shall prescribe; and (b) for a married Participant, the Participant’s surviving spouse. If a single Participant designates a Beneficiary and later marries, such Beneficiary designation shall be void upon marriage.

If no designated Beneficiary survives the Participant, the Plan Administrator shall direct the payment of any benefits that may be due under the Plan to the Participant’s estate.

1.3	Board

“Board” means the Board of Directors or the Compensation Committee of the Board of Directors of Plum Creek Timber Company, Inc., the sole member of Plum Creek Timber I, L.L.C., which is the general partner of the Company.

1.4	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all regulations thereunder.

1.5	Company

“Company” means Plum Creek Timberlands, L.P., provided that provisions requiring the Company to take formal actions under the Plan shall, when appropriate, be deemed to refer to the Company acting through its general partner, Plum Creek Timber I, L.L.C.

1.6	Employee

“Employee” means any person who is employed by an Employer as a common law employee determined from appropriate personnel records of the Employer.

1.7	Employer

“Employer” means Plum Creek Timberlands, L.P. The term “Employer” shall also include other companies as provided from time to time in appendices to this Plan.

1.8	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations thereunder.

1.9	Participant

“Participant” means any Employee who is a Participant in accordance with Section 3 and an Appendix. An individual shall cease to be a Participant when his or her benefit payments from the Plan are completed.

1.10	Pension Plan

“Pension Plan” means the Plum Creek Pension Plan, as amended from time to time.

1.11	Plan

“Plan” means the Plum Creek Supplemental Benefits Plan - Pension, either in its previous or present form, or as amended from time to time.

1.12	Plan Administrator

“Plan Administrator” means the Vice President Human Resources; provided that “Plan Administrator” shall mean the Compensation Committee of the Board for all Plan purposes relating to the determination and payment of benefits for the Vice President Human Resources.

1.13	Plan Year

“Plan Year” means the calendar year.

1.14	Termination

“Termination” and similar terms means a separation from service (including separation due to death, retirement or otherwise) within the meaning of Treasury Regulation Section 1.409A-1(h), from the controlled group of corporations, as defined in Code Section 1563(a), of which the Company is a member. In applying Code Sections 1563(a), (b) and (c) for purposes of determining the controlled group of corporations to which the Company belongs, the language “at least 50 percent” is substituted for “at least 80 percent” in those sections. In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control with the Company, the language “at least 50 percent” is substituted for “at least 80 percent” in that section.

A “Disabled” Participant shall be deemed to be Terminated. A “Disabled” Participant is a Participant who has not attained age 65 and who is entitled to benefits under the Employer-sponsored long-term disability plan.

In the event a Participant continues to perform services on a reduced basis, when “Termination” occurs shall be determined by the Plan Administrator on a facts and circumstances basis; provided that a Participant shall be deemed to “Terminate” if he or she is on a leave of absence that exceeds six months if the Participant does not retain the right to reemployment under an applicable statute or by contract. In this event, Termination shall occur on the first day after the end of the six-month period. For purposes of this rule, the six-month period shall be replaced with a 29-month period if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

A Participant shall also be deemed to “Terminate” if the Employer and Employee reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services by the Employee will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

SECTION 2 - ADMINISTRATION

2.1	Plan Administrator

This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion and authority to interpret and construe the terms of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Employer, and take all other action necessary for its administration. Determinations, interpretations, or other actions made or taken by the Plan Administrator with respect to the Plan shall be final and binding for all purposes and upon all persons.

2.2	Allocation and Delegation of Responsibilities

The Plan Administrator may allocate their responsibilities among the members of the Compensation Committee and may designate any person (including, without limitation an Employee), partnership or corporation, to carry out administrative responsibilities under the Plan. Any such allocation or delegation shall be reduced to writing and such writing shall be kept with the records of the Plan.

The Plan Administrator may appoint such counsel (who may be counsel for any Employer), specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

SECTION 3 - PARTICIPATION AND BENEFITS

3.1	Participants

Each Appendix to this Plan describes the individuals who are Participants and entitled to the benefits described in that Appendix. An individual who is designated as a Participant pursuant to an Appendix shall be entitled only to the benefits specified in that Appendix.

3.2	Benefits

The benefits provided under the Plan are described in Appendices to the Plan. The benefits described in each separate Appendix are only payable to those individuals who are identified as Participants in that Appendix.

3.3	Time and Form of Payment

All benefits to which a Participant is entitled under all applicable Appendices shall be payable in a cash lump sum within a reasonable time after the date that is six months after the date of Termination. Interest will be credited between the date of Termination and date of distribution at the same interest rate used to determine the cash lump sum, compounded annually. Benefits shall be paid to the Participant, or to his or her Beneficiary in the event the Participant is not living at the time of payment.

SECTION 4 - CLAIMS PROCEDURES

4.1	Claims Procedures

Claims for benefits shall be administered in accordance with the procedures set forth in this section and any additional written procedures that may be adopted from time to time by the Plan Administrator.

(a)	Submission of Claim

A claim for benefit payment shall be considered filed when a written request is submitted to a Claims Administrator. The Claims Administrator shall respond to a claim in writing or electronically. An authorized representative may act on behalf of a Participant or Beneficiary (hereinafter “Claimant”) who claims benefits.

The Plan Administrator shall designate one or more persons as “Claims Administrator(s)” and authorize such individuals to make claims determinations.

(b)	Notice of Denial

Any time a claim for benefits is wholly or partially denied, the Claimant shall be given written or electronic notice of such action within 90 days after the claim is filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90-day period. The extension shall not exceed 180 days after the claim is filed.

Such notice will indicate i) the reason for denial, ii) the specific provisions of the Plan on which the denial is based, iii) an explanation of the claims appeal procedure including the time limits applicable to the procedure and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) and iv) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

(c)	Right to Request Review

Any person who has had a claim for benefits denied by the Claims Administrator, who disputes the benefit determination, or is otherwise adversely affected by action of the Claims Administrator, shall have the right to request review by the Plan Administrator. The Plan Administrator shall provide a full and fair review that takes into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether the information was previously submitted or considered in the initial benefit determination. Such request must be in writing, and must be made within 60 days after such person is advised of the Claims Administration’s action. If written request for review is not made within such sixty 60-day period, the Claimant shall forfeit his or her right to review. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The Claimant may submit written comments, documents, records and other information relating to the claim.

(d)	Review of Claim

The Plan Administrator shall then review the claim. The Plan Administrator may hold a hearing if it is deemed necessary and shall issue a written decision reaffirming, modifying or setting aside the initial determination by the Claims Administrator within a reasonable time and not later than 60 days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. If an extension is required, the Claimant shall be notified in writing or electronically within the initial 60-day period of the extension, the special circumstances requiring the extension and the date by which the Plan expects to render a determination. The Plan Administrator may authorize one or more members of the Plan Administrator to act on behalf of the full Plan Administrator to review and decide claims.

A copy of the decision shall be furnished to the Claimant. The decision shall set forth the specific reasons for the decision and specific Plan provisions on which it is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a). The decision shall be final and binding upon the Claimant and all other persons involved.

SECTION 5 - GENERAL PROVISIONS

5.1	ERISA Exemption

The portion of the Plan that provides benefits in excess of the limitations of Code Section 415 is intended to qualify for exemption from ERISA as an unfunded excess benefit plan under ERISA Sections 3(36) and 4(b)(5). The portion of this Plan that provides benefits in excess of the limitation of Code Section 401(a)(17) and other supplemental benefits is intended to qualify for exemption from ERISA Parts II, III and IV as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

5.2	Unfunded Obligation

Amounts payable under this Plan are unfunded, general obligations of the Company and may be paid out of its general assets or out of a grantor trust. The Company is not required to segregate any monies from its general fund, or to create any trust, or to make any special deposits with respect to the Plan obligations. The Participants and Beneficiaries shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

5.3	Corporate Transaction

If an Employer merges, consolidates, or otherwise reorganizes, or if its business or assets are acquired by another company, this Plan shall continue with respect to those eligible individuals who continue in the employ of the successor company. The transition of employment from an Employer to the new company shall not be considered a Termination for purposes of this Plan. In such event, however, a successor company may freeze all benefit accruals under this Plan as to Plan Participants on the effective date of the succession, by amending the Plan accordingly and notifying Participants within 30 days after the succession. In no event may benefits accrued under the Plan be retroactively eliminated.

5.4	Notices

Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to an Employer at the address stated in this Plan, to the Participant at his or her last known home address shown in the Employer’s records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Plan Administrator shall be sent to:

Vice President Human Resources

Plum Creek Timber Company, Inc.

999 Third Avenue, Suite 4300

Seattle, WA 98104-4096

5.5	Incapacity of Participant or Beneficiary

If the Plan Administrator finds that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident or because of his or her mental or physical condition, and the Plan Administrator decides it is in such person’s best interest to make payments to others for the benefit of the person entitled to payment, the Plan Administrator may, in its discretion, make any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) to the spouse, child, parent or brother or sister of such Participant or Beneficiary, or to any person or trust whom the Plan Administrator has determined has incurred expense for such Participant or Beneficiary. Any such payment shall completely discharge the obligations of the Employer and the Plan Administrator under the provisions of this Plan.

5.6	Nonassignment

The rights of a Participant or Beneficiary under this Plan are personal. No interest of a Participant or Beneficiary may be directly or indirectly assigned, transferred or encumbered and no such interest shall be subject to seizure or legal process or in any other way subjected to the claims of any creditor. A Participant’s or Beneficiary’s rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Such rights shall not be subject to debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. The right to benefits under the Plan may not be awarded, assigned or otherwise transferred to an alternate payee pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, or any other domestic relations order.

5.7	No Continued Right to Employment

Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or any of the Affiliated Companies, nor interfere in any way with the right of the Company or any of the Affiliated Companies to terminate the employment of such Participant at any time without assigning any reason therefore.

5.8	Applicable Law

The Plan shall be construed and governed in accordance with the laws of the State of Washington.

5.9	Attorneys’ Fees

If a suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any appeal.

5.10	Withholding Taxes

Appropriate payroll taxes shall be withheld from all benefits payable from this Plan.

5.11	Amendment and Termination

The Company may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Company may reinstate any or all of its provisions. The Vice President Human Resources may amend the Plan to the extent necessary to comply with applicable law; provided that any such amendment that could change the timing of benefit payments to the Vice President Human Resources must be approved by the Company prior to adoption. No amendment, suspension or termination may, however, impair the right of a Participant or Beneficiary to receive the benefits accrued prior to the effective date of such amendment, suspension or termination.

If the Company wishes to terminate the Plan, the Company must amend the Plan to cease all benefit accruals and then may only terminate the Plan after all benefits have been paid. The Company shall maintain a frozen Plan until all benefits due to Participants and Beneficiaries who have accrued benefits under the Plan as of the date of the freeze are paid at the times specified in the Plan following each Participant’s Termination.

The Plum Creek Supplemental Benefits Plan – Pension is amended and restated by Plum Creek Timberlands, L.P.

IN WITNESS WHEREOF, Plum Creek Timberlands, L.P. has caused this Plan to be duly executed on this 4th, day of August, 2008.

PLUM CREEK TIMBERLANDS, L.P.

BY PLUM CREEK TIMBER I, L.L.C.,
its General Partner

By:	/s/ Barbara L. Crowe
Barbara L. Crowe

Title:	Vice President Human Resources

APPENDIX A — 2002 OFFICERS

SECTION 1 - PARTICIPATION

1.1	Participants

Each Employee listed in Section 1.2 is a Participant who is eligible for benefits described in Appendix A, effective January 1, 2008. Each of the Participants is a select management or highly compensated Employee.

1.2	Participation Commencement Date

Each of the following Participants commenced participation in the Plan on the date shown below:

Participant	Commencement Date
Barbara L. Crowe	04/01/1997
Joan K. Fitzmaurice	01/15/2002
James A. Kraft	01/01/1993
Thomas M. Lindquist	12/30/2001

SECTION 2 – BENEFITS

2.1	Supplemental Pension Benefit

Upon a Participant’s Termination, the Company shall pay to such Participant, or his or her Beneficiary in the event of the Participant’s death, a supplemental pension benefit under this Plan that is equal to the amount described in Sections 2.1(a) through (e) for the Participant or Beneficiary, whichever applies, less the amount described in Section 2.3, if any. Capitalized terms in Section 2.1 that are not defined in Section 1 of the Plan have the meanings set forth in Section 2.5. Supplemental pension benefits under this Appendix A shall be 100 percent vested and nonforfeitable.

(a)	Normal Retirement Pension

For a Participant who Terminates employment on or after his or her Normal Retirement Date, the lump sum value of the Participant’s “Accrued Benefit.” The “Accrued Benefit” for any Participant is equal to the sum of:

(1)	1.1 percent of Final Average Monthly Earnings, plus

(2)	0.5 percent of Final Average Monthly Earnings that exceed the Integration Level,

multiplied by the Participant’s Credited Service, up to a maximum of 30 years, payable monthly in the form of a single life annuity, commencing on the Participant’s Normal Retirement Date.

(b)	Early Retirement Pension

For a Participant who Terminates employment on or after attaining age 55 and completing ten years of Credited Service and before the Normal Retirement Date, the lump sum value of the sum of the amounts described in Sections 2.1(b)(1) and 2.1(b)(2):

(1)	the Participant’s Accrued Benefit as defined in Section 2.1(a) reduced as described below:

(A)

if upon Termination of employment the Participant has completed at least 30 years of Credited Service, his or her Accrued Benefit shall be reduced by 2 percent for each year by which the benefit commencement date precedes his or her 60th birthday, with pro rata reductions for fractional years; or

(B)

if upon Termination of employment the Participant has completed less than 30 years of Credited Service, his or her Accrued Benefit shall be reduced by 2 percent per year for the lesser of (i) each year by which the benefit commencement date precedes his or her 65th birthday, or (ii) the excess of 30 over the number of years of Credited Service, with pro rata reductions for fractional years; provided, however, that if the Participant’s age at benefit commencement is less than 60, the reduction shall be not less than 2 percent for each year by which the benefit commencement date precedes his or her 60th birthday, with pro rata reductions for fractional years.

(2)	1 percent of Final Average Monthly Earnings up to the Integration Level, multiplied by Credited Service up to a maximum of 30 years, reduced as described below:

(A)

if upon Termination of employment the Participant has completed at least 30 years of Credited Service, his or her benefit under this subsection (2) shall be reduced by 2 percent for each year by which the benefit commencement date precedes his or her 60th birthday, with pro rata reductions for fractional years; or

(B)

if upon Termination of employment the Participant has completed less than 30 years of Credited Service, his or her benefit under this subsection (2) shall be reduced by 2 percent per year for the lesser of (i) each year by which the benefit commencement date precedes his or her 65th birthday, or (ii) the excess of 30 over the number of years of Credited Service, with pro rata reductions for fractional years; provided, however, that if the Participant’s age at benefit commencement is less than 60, the reduction shall be not less than 2 percent for each year by which the benefit commencement date precedes his or her 60th birthday, with pro rata reductions for fractional years.

The benefit described in this Section 2.1(b)(2) shall be payable only until the Participant first becomes eligible to receive his or her old age benefits under the Social Security Act.

(c)	Deferred Retirement Pension

For a Participant who Terminates employment after his or her Normal Retirement Date, the lump sum value of the Participant’s “Accrued Benefit” as defined in Section 2.1(a), as of the date of Termination. Service and Earnings after age 65 shall be taken into consideration.

(d)	Vested Termination Pension

For a Participant who Terminates employment before he or she is eligible for an Early Retirement Pension pursuant to Section 2.1(b) or a Normal Retirement Pension pursuant to Section 2.1(a), the lump sum value of the Participant’s Accrued Benefit, as defined in Section 2.1(a), determined based on Final Average Monthly Earnings, Credited Service and the Integration Level in effect as of the date of Termination.

(e)	Death Benefit

In the event a Participant dies before receiving a supplemental pension benefit under the Plan, his or her Beneficiary shall receive a lump sum death benefit. The amount of the Beneficiary’s benefit and time of payment is described below. The Beneficiary of a Participant who has received a supplemental pension benefit is not entitled to a death benefit.

(1)	Death of a Married Participant, While Employed

If a married Participant dies while he or she is an Employee and before his or her Normal Retirement Date, such Participant’s surviving spouse Beneficiary shall receive the greater of:

(A)	the amount that would be payable under Section 2.1(e)(2) if that Section applied to the Beneficiary; or

(B)	the lump sum value of the monthly amount that would be payable to a surviving spouse for the spouse’s lifetime, if the Participant had survived and received the Accrued Benefit described in Section 2.1(a), adjusted to the amount that would be payable monthly in the form of a 50 percent joint and survivor annuity, and then died. The monthly amount payable to the Participant in the form of a 50 percent joint and survivor annuity shall equal the Accrued Benefit described in Section 2.1(a) (which is a monthly amount payable in the form of a single life annuity) multiplied by the following factor (not to exceed 1):

FACTOR = .87 - .005 x (AGE DIFFERENCE) where AGE DIFFERENCE is the Participant’s age less the spouse’s age (computed to the birthdate anniversary nearest the date of Termination).

The monthly amount payable to the surviving spouse under a 50 percent joint and survivor annuity is one half of the Participant’s monthly benefit payable in the form of a 50 percent joint and survivor annuity.

The benefit described in Section 2.1(e)(1)(B) shall be determined as if the Participant had died on his or her Normal Retirement Date and had completed 30 years of Credited Service, and as if his or her Basic Monthly Compensation at death had continued until his or her Normal Retirement Date, provided that such Basic Monthly Compensation shall be increased by the average amount of non-deferred cash bonus actually paid to such Participant during the five calendar years preceding his or her death.

For purposes of calculating death benefits pursuant to this Section 2.1(e)(1)(B), “Basic Monthly Compensation” means a Participants’ monthly salary, including pre-tax Employee contributions to a qualified retirement plan or welfare benefit plan, excluding bonuses and the other extraordinary items which are not considered Earnings.

(2)	All Other Deaths

For any Participant who is not described in Section 2.1(e)(1) and who dies, his or her Beneficiary shall receive the lump sum amount that would have been paid to the Participant, had he or she survived and Terminated employment on the Participant’s date of death.

2.2	415 Limits Do Not Apply

The supplemental pension benefit determined pursuant to Section 2.1 shall be calculated without regard to the limitations of Code Section 415 (including without limitation, the maximum benefit payable under Code Section 415(b)(1), the actuarial reduction for early retirement of Code Section 415(b)(2)(C), and the reduction for limited service or participation of Code Section 415(b)(5).

2.3	Offset Amount

James A. Kraft is the only Participant with an offset pursuant to this Section 2.3. His offset amount is $63,620.87, increased annually from December 31, 1992, through December 31, 1999, by the immediate PBGC interest rate in effect on January 1 on each year; and from January 1, 2000, to the December 31st immediately preceding the date of Termination, based on the average annual yield on 30-year Treasury Constant Maturities for the November before the Plan Year that contains the Participant’s date of Termination.

2.4	Determination of Supplemental Pension Benefit Lump Sum Payment

For purposes of determining the lump sum benefit amounts described in Section 2.1, the amount of a lump sum payment of supplemental pension benefits to a Participant (or his or her Beneficiary in the event of the Participant’s death) shall be determined by:

(a)	calculating the Accrued Benefit pursuant to Section 2.1(a) payable as a single life annuity at the Normal Retirement Date, then

(b)	calculating the present value of such benefit, using the following interest rate and mortality table:

Interest:	the average annual yield on 30-year Treasury Constant Maturities for the November before the Plan Year that contains the Participant’s date of Termination; and

Mortality:	the 1994 Group Annuity Reserving Table, then

(c)	subtracting the offset amount pursuant to Section 2.3, if any.

Notwithstanding the foregoing, the interest rate (for the November before the Plan Year that contains the Participant’s date of Termination) and mortality table prescribed by Code Section 417(e)(3) shall be used in lieu of the interest rate and mortality table in Section 2.4(b), if they produce a greater benefit.

Also notwithstanding the foregoing, for a Participant who is eligible for a benefit pursuant to Section 2.1(b) or his or her Beneficiary, the present value shall be calculated based on the Participant’s benefit described in Section 2.1(b)(1) payable as a single life annuity at the early retirement date rather than the Accrued benefit described in Section 2.1(a). Similarly, for a Participant who is eligible for a benefit pursuant to Section 2.1(c) or his or her Beneficiary, the present value shall be based on the Participant’s benefit described in Section 2.1(c) payable as a single life annuity at the deferred retirement date rather than the Accrued Benefit described in Section 2.1(a).

The amount of a lump sum payment of supplemental pension benefits to a Participant’s Beneficiary shall be determined as if the Participant had Terminated on the date of death.

2.5	Supplemental Pension Defined Terms

(a)	Credited Service

“Credited Service” means the sum of:

(1)	the service for each Participant as shown below, as of January 1, 2008:

Participant	Credited Service as of 1/1/2008
Barbara L. Crowe	10.7500
Joan K. Fitzmaurice	6.0000
James A. Kraft	23.5833
Thomas M. Lindquist	6.0833

(2)	all calendar years commencing on and after January 1, 2008, during which an Employee completes 1,000 or more Hours of Service for an Employer; and

(3)	with respect to the calendar year in which service Terminates, the fraction of a calendar year which is equal to the Hours of Service for an Employer during such calendar year divided by 2,280; and

(4)	any period of time immediately following a period of active employment during which the Employee is disabled, or on authorized leave of absence.

(b)	Earnings

“Earnings” for each calendar year means the total earnings, for each full month earned by an Employee from an Employer, including monthly salary and cash incentive bonuses; but excluding payments under non-qualified deferred compensation plans, stock option, stock bonus, capital income and phantom stock plans and all other commissions and extra or added compensation or benefits of any kind or nature. Earnings shall include such amounts without regard to the limitations of Code Section 401(a)(17) and shall include amounts by which the Participant’s compensation has been reduced pursuant to an election of the Participant under Code Section 125 or Code Section 401(k), or due to the Participant’s election under the Plum Creek Timber Company, Inc. Deferral Plan.

(c)	Final Average Monthly Earnings

“Final Average Monthly Earnings” means the highest average monthly Earnings received by the Participant during any 60-consecutive-month-period. In the event the Participant has been employed for less than 60 consecutive months, the computation period shall be based upon (1) the most recent 60 months of employment (whether or not consecutive), or (2) the total period of employment, whichever is less.

If a Participant is disabled or is on an authorized leave of absence, such Participant shall be deemed to receive monthly Earnings during the period he or she is disabled or on authorized leave of absence equal to his or her Earnings for the last calendar month immediately prior to such disability or authorized leave of absence.

(d)	Hour of Service

“Hour of Service” means each hour for which an employee is paid or entitled to payment by the Employer or any Affiliated Company on account of:

(1)	performance of duties;

(2)	a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or authorized leave of absence. Hours under this paragraph shall be calculated and credited pursuant to 29 CFR 2530.200b-2(b) and (c), which are incorporated herein by this reference; and

(3)	an award of back pay, irrespective of mitigation of damages, agreed to by the employer or any Affiliated Company. However, hours credited under (i) or (ii) above shall not also be credited under this subsection (iii).

An Employee shall be credited with 190 Hours of Service for each month in which he or she has at least one Hour of Service.

(e)	Integration Level

“Integration Level” means one-third of the Social Security Wage Base (i.e., the maximum earnings subject to Social Security taxes) in the year of termination; provided that the Integration Level shall not exceed Social Security Covered Compensation.

(f)	Normal Retirement Date

“Normal Retirement Date” means the first day of the month coinciding with or next following the date the Participant attains age 65.

(g)	Social Security Covered Compensation

“Social Security Covered Compensation” means the Participant’s average (without indexing) annual Social Security Wage Base (i.e., the maximum earnings subject to Social Security taxes) for each calendar year during the 35-year period ending with the calendar year in which the Participant attains (or will attain) his or her Social Security Retirement Age.

A Participant’s Social Security Covered Compensation shall be adjusted for each Plan Year. In determining a Participant’s Social Security Covered Compensation for a Plan year, the Social Security Wage Base for the current Plan Year and any subsequent Plan Year shall be assumed to be the same as the Social Security Wage Base in effect as of the beginning of the Plan Year for which the determination is being made. A Participant’s Social Security Covered Compensation for a Plan Year after the 35-year period described above is the Participant’s Social Security Covered Compensation for the Plan Year during which the Participant attained Social Security Retirement Age. A Participant’s Social Security Covered Compensation for a calendar year before the 35-year period is the Social Security Wage Base in effect as of the beginning of the Plan Year.

APPENDIX B — RICK R. HOLLEY

SECTION 1 – PARTICIPATION

1.1	Participant

Rick R. Holley is the sole Participant who is eligible for benefits described in Appendix B. He is a select management or highly compensated Employee.

1.2	Participation Commencement Date

The Participant commenced participation in the Plan on January 1, 1993.

SECTION 2 – BENEFITS

2.1	Supplemental Pension Benefit

Upon the Participant’s Termination, the Company shall pay to the Participant, or his or her Beneficiary in the event of the Participant’s death, a supplemental pension benefit under this Plan that is equal to the amount described in (a) reduced by the sum of the amounts described in (b) and (c). Supplemental pension benefits under this Appendix B shall be 100 percent vested and nonforfeitable.

(a)	Pension Plan Amount

The lump sum value of a monthly single life annuity equal to the sum (i) 50 percent of “Final Average Monthly Earnings,” plus (ii) 2 percent of “Final Average Monthly Earnings” for each year of Credited Service earned after age 55 up to a maximum of five years. The lump sum value shall be determined using the assumptions described in (d) below.

“Final Average Monthly Earnings” is determined according to the following:

(1)	“Final Average Monthly Earnings” means the highest average monthly Earnings received by the Participant during any 60 consecutive month period. In the event the Participant has been employed for less than 60 consecutive months, the computation period shall be based upon (i) the most recent 60 months of employment (whether or not consecutive), or (ii) the total period of employment, whichever is less.

If a Participant is disabled or is on an authorized leave of absence, such Participant shall be deemed to receive monthly Earnings during the period he or she is disabled or on authorized leave of absence equal to his or her Earnings for the last calendar month immediately prior to such disability or authorized leave of absence.

(2)	“Earnings” for each calendar year means the total earnings, for each full month earned by an Employee from an Employer, including monthly salary and cash incentive bonuses; but excluding payments under non-qualified deferred compensation plans, stock option, stock bonus, capital income and phantom stock plans and all other commissions and extra or added compensation or benefits of any kind or nature. Earnings shall include such amounts without regard to the limitations of Code Section 401(a)(17) and shall include amounts by which the Participant’s compensation has been reduced pursuant to an election of the Participant under Code Section 125 or Code Section 401(k), or due to the Participant’s election under the Plum Creek Timber Company, Inc. Deferral Plan.

(b)	Offset Amount

The amount of $103,817.95, increased annually from December 31, 1992, through December 31, 1999, by the immediate PBGC interest rate in effect on January 1st of each year; and from January 1, 2000, to the December 31st immediately preceding the date of Termination, based on the average annual yield on 30-year Treasury Constant Maturities for the November before the Plan Year that contains the Participant’s date of Termination.

(c)	Social Security Offset

The lump sum value of a monthly single-life annuity starting at age 62 (or age at Termination, if older) equal to 100 percent of the Participant’s monthly primary Social Security benefit projected to be payable starting at age 62 (or age at Termination, if older), based on the Social Security Act provisions in effect on January 1st preceding the Termination date. If the Participant Terminates before age 62, the Participant’s primary Social Security benefit shall be calculated assuming zero earnings after the Participant’s Termination and shall not be adjusted for any difference between the primary Social Security benefit determined under this provision and the actual primary Social Security benefit to which he or she ultimately becomes entitled.

The lump sum value will be determined using the assumptions described in paragraph (d) below.

For purposes of determining the Participant’s primary Social Security benefit, earnings prior to date of hire may be determined by projecting earnings backward at 6 percent per year. A Participant shall be given the opportunity to provide an actual earnings history which will be used in the calculation of the primary Social Security benefit in lieu of the above approximation.

(d)	Lump Sum Assumptions

The lump sum amounts described in Section 2.1(a) and Section 2.1(c) shall be determined assuming benefits are paid immediately following the Participant’s date of Termination, using the following interest rate and mortality table:

Interest:	the average annual yield on 30-year Treasury Constant Maturities for the November before the Plan Year that contains the Participant’s date of Termination; and

Mortality:	the 1994 Group Annuity Reserving Table.

Notwithstanding the foregoing, the interest rate (for the November before the Plan Year that contains the Participant’s date of Termination) and mortality table prescribed by Code Section 417(e)(3) shall be used in lieu of the interest rate and mortality table above, if they produce a greater benefit.

The amount of lump sum payment of supplemental pension benefit to the Participant’s Beneficiary shall be determined as if the Participant had Terminated on the date of death.

2.2	Alternate Form of Payment

Notwithstanding the foregoing or Section 3.3 of the Plan, the Participant may elect to receive annual installment payments over a ten-year period in lieu of a lump sum payment, provided that the following requirements are satisfied:

(1)	any such election must be made on a form provided by the Plan Administrator for this purpose and must be received by the Plan Administrator at least one year prior to the date the Participant Terminates employment, and

(2)	the first installment payment will not be made until the fifth anniversary of the otherwise applicable benefit commencement date pursuant to Section 3.3 of the Plan, and

(3)	such modification of the form of payment election complies with all applicable law at the time such election is made.

The amount of each equal annual installment payment shall be equal to one tenth of the lump sum benefit described in Section 2.1 of Appendix B, accumulated with interest, compounded annually, at the rate specified in Section 2.1(d). The Participant shall have a right to a series of separate installment payments, each of which will be reported as taxable income to the Participant in the year of payment.

FIRST AMENDMENT

TO THE

PLUM CREEK SUPPLEMENTAL BENEFITS PLAN - PENSION

The Plum Creek Supplemental Benefits Plan – Pension, as amended and restated effective January 1, 2008, is amended as follows, pursuant to Section 5.11, effective as of January 1, 2008:

1.	The second paragraph of Section 1.14 Termination, beginning with “A ‘Disabled’ Participant” shall be deleted in its entirety.

2.	Section 3.3 Time and Form of Payment is amended to read in its entirety as follows:

3.3	Time and Form of Payment

All benefits to which a Participant is entitled under all applicable Appendices shall be payable in a cash lump sum within a reasonable time after the date that is six months after the date of Termination, and in no event later than 2.5 months after the end of the calendar year which contains the six-month anniversary of Termination. The payment date shall be determined by the Plan Administrator in accordance with the Plan terms and administrative procedures, and the Participant cannot designate the taxable year of the payment. Interest will be credited between the date of Termination and date of distribution at the same interest rate used to determine the cash lump sum, compounded annually. Benefits shall be paid to the Participant, or to his or her Beneficiary in the event the Participant is not living at the time of payment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on this 19th day of December, 2008.

PLUM CREEK TIMBERLANDS, L.P.

BY PLUM CREEK TIMBER I, L.L.C., its General Partner

By:	/s/ Barbara L. Crowe
Barbara L. Crowe

Title:	Vice President Human Resources

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SECOND AMENDMENT

TO THE

PLUM CREEK SUPPLEMENTAL BENEFITS PLAN – PENSION

The Plum Creek Supplemental Benefits Plan – Pension (the “Plan”), as amended and restated effective January 1, 2008, is amended, pursuant to Section 5.11 of the Plan, effective January 1, 2011, except as otherwise indicated, as follows:

1.	Appendix A, Section 2.5(c) Final Average Monthly Earnings is amended by replacing the first sentence thereunder with the following:

“Final Average Monthly Earnings” means the highest average monthly Earnings received by the Participant during any 60-consecutive-month period within the last consecutive 120 months prior to the Participant’s Termination.

2.	Effective February 9, 2009, Appendix B, Section 2.1(a) Pension Plan Amount is amended by replacing the first sentence thereunder with the following:

The lump sum value of a monthly single life annuity equal to the sum of (i) 50 percent of “Final Average Monthly Earnings,” plus (ii) 2 percent of “Final Average Monthly Earnings” for each year of Credited Service earned after age 55.

3.	Appendix B, Section 2.1(a) Pension Plan Amount, subsection (1) is amended by replacing the first sentence thereunder with the following:

“Final Average Monthly Earnings” means the highest average monthly Earnings received by the Participant during any 60-consecutive-month period within the last consecutive 120 months prior to the Participant’s Termination.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on this 29th day of December 2010.

PLUM CREEK TIMBERLANDS, L.P.

By PLUM CREEK TIMBER I, L.L.C.,
Its General Partner

By:	/s/ Barbara L. Crowe
Barbara L. Crowe

Its:	Vice President Human Resources

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